Exhibit 1.2

BYLAWS OF BANCO SANTANDER CENTRAL HISPANO, S.A. A Corporation Founded in 1857 S A N T A N D E R

Heading I

NAME, REGISTERED OFFICE AND DURATION
OF THE CORPORATION

Article 1.- The Corporation is named "BANCO SANTANDER CENTRAL HISPANO, S.A."

This Corporation was founded in the city bearing its name by public deed executed on the third of March 1856 before the Notary Public don José Dou Martínez, being ratified and partially modified by another dated the twenty-first of March of the following year, 1857, before the Notary Public of said capital don José María Olarán, having commenced its operations on the twentieth of August 1857.

With the enactment of the Decree-Law dated nineteenth of March 1874, whereby the circulation of a single paper currency was established in Spain (thus ending the privilege of issuing paper money which it had and which it undertook from the date it commenced operations), the Bank became a "Sociedad Anónima de Crédito" (Credit Corporation) in accordance with the Act dated 19th October 1869, taking over the Assets and Liabilities of what had been, up until that time, an issuing Bank, everything being formalized by public deed executed on 14th January 1875 before the Notary of Santander don Ignacio Pérez, being recorded in the Trade Register of the Government Trade Promotion Section of the Province of Santander.

From the last-mentioned date, the Bank has uninterruptedly continued its activities through different modifications of its by-laws, each of which were recorded in the Mercantile Register of Santander (being of particular importance its merger with Banco Central Hispanoamericano, S.A., approved by resolution of the General Meetings of Shareholders of both entities on the sixth day of March 1999), thenceforth being governed by these present By-laws, by the "Ley de Sociedades Anónimas" (Corporations Act) and other accompanying or complementary legal provisions which might be applicable at any time.

Article 2.- The Bank's registered office is located in the city of Santander, Paseo de Pereda, numbers 9-12, and may be changed within the same city by simple resolution of the Board of Directors.

Article 3.- The duration of the Corporation is indefinite.

Heading II

SHARE CAPITAL

Article 4.- The Share Capital is 2,384,201,471.50 Euros, represented by 4,768,402,943 shares having a nominal value of fifty Euro cents each, all of which are of the same class and series, issued and fully paid up.

Under the terms established by the "Ley de Sociedades Anónimas" (Corporations Act), and with the exception of the cases anticipated therein, the shareholder will have at least the following rights:

           a) To participate in the distribution of corporate earnings and in the net worth resulting from liquidation.
           b) The right of preferential subscription in the issue of new shares or bonds convertible into shares.
           c) To attend and vote at the General Meetings of Shareholders and to dispute corporate resolutions.
           d) The right to information.

In the manner established by legal and administrative provisions, the Corporation will not recognise the exercising of the political rights associated with the participation of those persons who acquire shares in it in breach of mandatory legal regulations of any type or level. Likewise, the Corporation shall make public, in the manner determined by such regulations, the participation of the shareholders in its capital, whenever the circumstances requiring such publication arise.

Any non-voting shares which may be issued shall also and specifically be governed by the provisions of article 90 and the following articles of the "Ley de Sociedades Anónimas" (Corporations Act).

In cases of reduction of capital, the procedure contemplated in article 170.3 of the "Ley de Sociedades Anónimas" (Corporations Act) may be used.

Article 5.- The capital call with respect to partially paid-up shares will be paid by virtue of the resolutions of the Board of Directors, which for this purpose will establish the amount of each payment, the period within which it is to be made and other details, all of which must be published in the "Boletín Oficial del Registro Mercantil" (Official Gazette of the Mercantile Register).

Article 6.- Without prejudice to the legally envisaged effects of same, any delays in the payment of capital calls will bear the legal interest in respect of delays in the Bank's favour, starting from the day payment is due and without the need of any judicial or extra-judicial summons, the Bank also being able to exercise any action authorized by law for such cases.

Article 7.- The shares are represented by the book entry system, governed by the Securities Market Act No. 24, of 28th July 1988, Royal Decree 116 of 14th February 1992, and other applicable provisions.

Article 8.- The shares are recorded in the Central Register of the book-entry system administered by the Securities Clearing and Settlement Service.

The Securities Clearing and Settlement Service will advise the Bank of operations concerning the shares and the Bank will keep its own register with the identity of the shareholders.

Article 9.- The ownership and possession of the shares may be transferred in any of the ways recognized by Law.

Transfer of shares will be made by book transfer.

The registration of the transfer in favour of the acquiring party shall have the same effect as the handing over of the securities.

The constitution of limited rights in rem or any other type of obligation on the shares shall be recorded in the respective account of the accounting register.

Registration of the pledge is equivalent to the possessory shifting of title.

Article 10.- The person whose name appears authenticated in the entries of the accounting register shall be presumed to be the legitimate holder, and as a result may require the Bank to provide the services to which he/she is entitled by the share.

In the event of co-ownership and other cases of co-entitlement to rights with respect to the shares, as well as in cases of usufruct, pledge and embargo of shares, the provisions of the "Ley de Sociedades Anónimas" (Corporations Act) shall apply.

The exercising of voting rights may be assigned by the shareholder to a third party in the cases and under the conditions admissible by law.

In the event of a commodatum of shares, the rights inherent in the status of partner shall correspond to the lender, except the rights with respect to attendance at the General Meeting of Shareholders and the voting rights, which shall correspond to the borrower to whom such rights have been granted, and for the exercising of such rights by the borrower, the provisions with respect to representation in article 106 of the "Ley de Sociedades Anónimas" (Corporations Act) shall apply.

Shares which are co-owned shall be recorded in the respective accounting register in the names of all the co-owners.

Whenever considered necessary, the legalization for the transfer and for the exercising of the rights arising from the shares or of the limited rights in rem or obligations on such shares may be evidenced by means of a certificate issued for such purpose.

In the event of persons or entities exercising formal shareholder status by way of fiduciary agreement or trust, or any other similar means, the Bank may require such persons to provide the data in respect of the true holders of the shares, as well as the transfer and taxation documents in respect of the latter.

Article 11.- The ownership of one or more shares means compliance with the By-laws of the Bank and the resolutions legally adopted by the General Meeting of Shareholders and the Board of Directors, always with the exception of shares legally established as being under dispute.

Heading III

CORPORATE OBJECTIVE

Article 12.- 1. The corporate objective consists of:

a) The carrying-out of all types of activities, operations and services peculiar to Banking in general and which are permitted under current legislation.

b) The acquisition, possession, enjoyment and disposal of all types of securities.

2. The activities forming part of the corporate objective may be carried totally or partially in an indirect manner, in any of the ways permitted by Law and in particular, through the ownership of shares or participating in Companies whose objective is identical or similar, accessory or complementary to such activities.

Heading IV

CORPORATE BODIES

Article 13.- The corporate bodies are the General Meeting of shareholders and the Board of Directors, with the powers which are assigned to them respectively by these Bylaws and which may be the object of delegation in the manner and to the extent determined by same.

SECTION 1

GENERAL MEETING OF SHAREHOLDERS

Article 14.- The shareholders, established in the form of a duly convoked General Meeting, shall decide by majority (except in the case of a legal provision or a provision in the by-laws to the contrary) concerning matters appertaining to the area of responsibility of the General Meeting, and the agreements reached by the latter shall be binding on all shareholders, including those absent and dissenting, without prejudice to the rights and actions of all types which the Law recognizes in their favour.

Article 15.- The General Meetings may only be attended by the holders of one hundred or more shares recorded in their name in the respective accounting register five days prior to the date on which the General Meeting is to be held, who are up to date with the payment of capital calls and who retain at least the aforementioned number of shares until the time that the Meeting is held.

Those holding a number of shares which is less than that indicated in the preceding paragraph may group them together to obtain the necessary number, conferring their representation on one of the shareholders of the group. If the latter is not done, any of them may confer their representation at the Meeting in favour of another shareholder who has the right to attend and is able to prove it in accordance with the Act, thus grouping their shares with those of the latter shareholder.

In the event of the division of the control of the shares, the representation of same shall fall to the holder having direct control or the bare owner.

The Members of the Board of Directors should attend the General Meetings of Shareholders.

The Chairman of the General Meeting may authorize the attendance of any person he considers appropriate. However, the General Meeting may revoke such authorization.

Article 16.- Without detriment to what is established in the second paragraph of the preceding article, the right to attend General Meetings will be delegable to another shareholder having such right of his own accord. Such representation shall be conferred in writing and be of a special nature for each General Meeting.

Individual shareholders not enjoying full civil rights and legal entities holding shares may be represented by those persons exercising their legal representation, duly authorized. In these cases, as well as in the event that a shareholder delegates his right of attendance, he may only have one representative at the Meeting.

Such representation conferred on anyone unable to hold it in accordance with the Law shall be neither valid nor effective.

Representation is always revocable. The personal attendance of the represented party at the General Meeting shall have revocation value.

Article 17.- Those persons attending the General Meeting shall have one vote for each share which they hold or represent.

Shares without votes shall enjoy this right in the specific cases indicated by the "Ley de Sociedades" (Corporations Act).”

Article 18.- In order to attend the General Meeting, it is essential to obtain the respective nominative attendance card, which shall be issued by the Secretary of the Bank by reference to the list of shareholders having such right of attendance. This list shall be finally made up and closed with five days' notice prior to the date established in the notice of the General Meeting.

Article 19.- The General Meetings may be Ordinary or Extraordinary and must be called by the Board of Directors.

The ordinary general Meeting, previously called for such purpose, shall necessarily be held within the first six months of each financial year, in order to review corporate performance, approve, if applicable, the previous year's accounts and determine the application of results, as well as approving, if applicable, the consolidated accounts, notwithstanding its competence to discuss and make resolutions on any other matter included on the Agenda.

Any General Meeting which is not that envisaged in the preceding paragraph shall be considered an Extraordinary General Meeting and shall be called by the Board of Directors. In addition to whenever the Board considers it advisable in corporate interests, such Meeting may be called whenever so requested by shareholders in possession of a minimum of five per cent of the share Capital, who should state in such request the matters to be discussed at such Meeting.

If the General Meeting is not called within the legal time limit, at the request of the shareholders and with the audience of the Directors, it may be called by the Judge of the First Instance of the city where the registered office is located, who shall also designate the person who is to preside such Meeting.

This same notice of meeting shall be given with respect to the Extraordinary General Meeting, whenever it is requested by shareholders holding at least five per cent of the share Capital.

Article 20.- Notice of all types of Meetings shall be made by means of a public announcement in the Official Gazette of the Mercantile Register and in one of the local newspapers having the largest circulation in the province where the registered office is located, at least fifteen days prior to the date fixed for such Meeting.

Article 21.- The general Meetings, both ordinary and extraordinary, shall be held at the place where the Bank has its registered office on the date stated in the notice of meeting, and the resolutions made at same shall be fully valid for all purposes, when the minimum number of shares required by Law in each case is present.

Article 22.- The general Meetings of shareholders shall be presided by the Chairman of the Board of Directors or in his absence, by the Vice Chairman substituting him in accordance with article 32, and in the absence of the Chairman and Vice Chairman, by the Board Member so designated by the Board of Directors. The General Secretary of the Corporation shall act as Secretary, being substituted in the event of absence, inability or vacancy by the Assistant Secretary, and in the absence of the latter, by the Board Member likewise so delegated by the Board of Directors.

It is the Chairman's duty to declare the meeting validly constituted, to direct the debates, to resolve any queries which may arise in connection with the agenda, to put an end to the debates when he considers that a matter has been sufficiently discussed, and in general, to hold all authorizations required for the better organization and performance of the General Meeting.

Article 23.- Once the persons presiding the meeting have been established and prior to beginning the Agenda, a list will be made of all persons attending, stating the nature or representation of each one and the number of shares with which they will attend, held either by them or by others. For the purposes of the quorum, shares without voting rights will only be counted in the specific cases established under the Corporations Act. At the end of the list, the number of shareholders with voting rights present and represented shall be determined, as well as the amount of capital in respect of such shares, specifying that which is applicable to shareholders having voting rights. Immediately afterwards, the matters on the agenda will be put to debate, these being the only matters to be examined and agreed on, save the express legal exceptions.

During the Meeting, any shareholder entitled to attend same may consult the aforementioned list of attendees, without such action making it necessary to delay or postpone the normal progress of the meeting, once the Chairman has declared it legally constituted, and without his being obliged to read said list or provide copies of same.

Article 24.- The resolutions made at the general Meetings shall be valid and, of course, executive and obligatory for all shareholders from the date of the approval of the minutes in which said agreements are recorded, such approval being given in the manner and form required by current legislation. All of the foregoing shall be without prejudice to the rights and actions which legal ruling grants to the persons so legitimised in order to dispute said resolutions.

Voting shall be public, and the agreements shall be adopted by the majority of Capital with voting rights which is present or represented at the Meeting, save legal provision or provision in the by-laws to the contrary.

Article 25.- Shareholders may request, either in writing prior to any type of Meeting, or verbally during same, any information or clarifications which they consider necessary with regard to the matters on the agenda. The Directors shall be obliged to provide such information, except in those cases where, in the opinion of the Chairman, the publicizing of the requested data could be prejudicial to the interests of the corporation. This exception does not apply when such a request is supported by shareholders who represent at least one quarter of the Capital.

In the case of the Ordinary General Meeting and in the other cases established by Law, the notice of meeting shall indicate the procedure with respect to the right to examine at the registered office and to immediately obtain free of charge the documents to be submitted to the approval of the Meeting, and if applicable, the report or reports determined by Law.

Article 26.- The Minutes of the Meeting may be approved by the Meeting itself at the conclusion of the latter, or if this is not the case and within a period of fifteen days, by the Chairman and two Auditors, one representing the majority and the other, the minority.

Once the Minutes have been approved, they shall be written up in the respective book and shall be signed by the Secretary of the meeting, with the signature of approval of the person acting as Chairman.

The Board of Directors may require the presence of a Notary to draw up the minutes of the Meeting and shall be obliged to do so whenever, with five days' notice from the date that the Meeting is to be held, a request is made to such effect by shareholders representing at least one per cent of the Capital. In both cases, the notarial certificate shall be considered as the Minutes of the Meeting.

The authorization to issue the certificates of the minutes and the resolutions made reached at the Meetings is the responsibility of the Secretary, and if applicable, of the Assistant Secretary, with the signature of approval of the Chairman, or if applicable, of the Vice Chairman.

Article 27.- The General Meeting is empowered to adopt all type of agreements referring to the Corporation, and is especially granted the authority to do the following:

I. To approve the Regulations for the General Meeting, which, subject to what is established by law and in these Bylaws, shall govern the convening, preparation and reporting of, attendance at and implementation of the General Meeting, as well as the exercising of political rights on the occasion of the convening and holding of such General Meeting.

II. To appoint and suspend members of the Board of Directors, as well as to ratify or revoke the provisional appointments of such Board Members made by the Board itself, and to examine and approve the actions taken by them.

III. To appoint Auditors.

IV. If applicable, to approve the annual accounts and to determine the application of earnings, and to approve, also if applicable, the annual consolidated accounts.

V. To agree on bond issues, the increase or reduction of share Capital, the transformation, merger, split or dissolution of the Bank and in general, any modification of the corporate By-laws.

VI. To authorise the Board of Directors to increase the share Capital, in accordance with article 153,1,b of the "Ley de Sociedades Anónimas" (Corporations Act).

VII. To grant to the Board of Directors the authorisations it considers advisable for unforeseen cases.

VIII. To decide on matters submitted to it by the Board of Directors.

IX. To decide on the application of remuneration systems comprising the allotment of shares or rights on them, as well as any other remuneration system referenced to share value, regardless of who the beneficiary of such remuneration systems may be.

X. To decide the appropriate course of action with regard to all matters not especially defined in these By-laws and which do not exclusively depend on the Board of Directors.

SECTION 2

BOARD OF DIRECTORS

Article 28.- The Board of Directors is responsible for the management, administration and representation of the Corporation in all activities included under the corporate objectives with the authorizations granted by Law and by these Bylaws.

Article 29.- The Board of Directors will consist of a minimum or fourteen and a maximum of thirty members, appointed by the General Meeting of shareholders.

Seats on the Board are renewed annually by thirds, following for this purpose the order determined by the seniority in such posts, according to the date and order of the respective appointment. In other words, the duration of the appointment as Board Member shall be for three years. Resigning Board Members may be re-elected.

All vacancies on the Board of Directors which occur for whatever reason during the period of time for which the Board Member in question was appointed may be covered by shareholders, and provisionally, by the Board of Directors, until the General Meeting of Shareholders, at its first session held, confirms or revokes such appointment. In the first case, the Board Member so designated shall resign on the date on which his predecessor would have done so.

Article 30.- Subject to legally-established limitations, any person is eligible to hold office as a Director of the Company, without the requirement of being a shareholder.

The office of Director is compatible with any other position or duty within the Corporation.

Article 31.- 1. The Directors shall be liable to the Bank, to the shareholders and to the corporate creditors for any damages they may cause by acts contrary to the Law or to the By-laws or by any acts carried out without observing the diligence of a responsible business person and of a trustworthy representative with which they should undertake their duties.

2. All the members of the Board of Directors which carried out such act or adopted the prejudicial resolution shall be liable jointly and severally, unless they are able to prove that, having not participated in the adoption and execution of such act or agreement, they were unaware of its existence, or, being aware of it, did everything advisable to avoid the damages caused, or at least expressly opposed it.

3. Under no circumstances shall the fact that the prejudicial act or agreement has been approved, authorized or ratified by the General Meeting be construed as an exoneration from responsibility.

Article 32.- From among its members, the Board of Directors shall appoint a Chairman and also one or several Vice Chairmen, who will be numbered correlatively in the latter case. The designation of Chairman and Vice Chairman or Vice Chairmen will be for an indefinite duration and in the case of the Chairman, will require the favourable vote of two thirds of the Members of the Board.

In the absence of a Chairman and Vice Chairmen, same shall be substituted by the Board Member corresponding by numerical order, which the Board itself shall approve.

Article 33.- The Chairman of the Board of Directors shall be considered as the hierarchical head of the Bank, being invested with the necessary attributes to carry out such authority. Apart from what is assigned to him by virtue of these By-laws, he is also responsible for the following:

First: To ensure that the By-laws of the Bank are observed in their entirety and that the resolutions of the general Meeting of shareholders and the Board of Directors are faithfully carried out.

Second: To undertake high level inspection of the Bank and all its services.

Third: To hold discussions with the Managing Director and the General Managers in order to be informed of the progress of business.

Article 34.- The Board of Directors shall meet whenever the Chairman so decides, either on his own decision or when requested by a minimum of three Directors.

The Board meetings may be attended by anyone who as been invited by the Chairman.

Article 35.- The Board meetings shall be called by the Secretary, or if applicable, by the Assistant Secretary, under orders received from the Chairman.

In order for the Board of Directors to be validly constituted, the attendance must be obtained, either directly or by representation, of more than half its members. To this end, for each meeting and in writing, the latter may delegate any other Board Member to represent them, and the same Board Member may hold several delegations.

Resolutions shall be adopted by the absolute majority of Board Members attending a meeting. In the case of a tie, the Chairman shall have the casting vote.

Apart from what is established herein with respect to the Executive Committee, the Board of Directors may delegate powers to one or several of its members, with or without giving them the denomination of Managing Directors or any other denomination it considers appropriate, with the requirements and except for the limitations established by Law.

The resolutions adopted by the Board shall be written up in the form of minutes in a special book authorised by the signature of the Chairman and Secretary, and it is the duty of the latter (or, in his absence, of the Assistant Secretary) to issue, with the signature of approval of the Chairman (or, if applicable, of the Vice Chairman) the certificates with respect to such Book.

The duties of Secretary shall be undertaken by the General Secretary of the Corporation, and he may be substituted by the Assistant Secretary. It is not necessary for the person carrying out these duties to be a member of the Board, but in such an event said person is substituted by the Board Member so designated by the Board itself from among those attending the meeting in question. The Board may also decide that such fortuitous substitution be undertaken by any employee of the Company.

The Chairman, the Vice Chairman or Vice Chairmen, the Managing Director or Managing Directors and the Secretary of such bodies will be permanently authorised, jointly and severally and without distinction, to place on public record the resolutions of the Board of Directors, the Executive Committee or any other committee which may be created, all notwithstanding the express authorisation referred to in article 108 of the Regulations governing the Mercantile Register.

Article 36.- With the exception of the powers granted by these By-laws to the general Meeting of shareholders, the Board of Directors has the widest authority with regard to the management, administration and representation of the Corporation. Consequently, it may adopt all types of agreements and carry out and enter into whatever acts and contracts it considers appropriate in order to accomplish the Corporate objectives, always within what is permitted by current legislation.

Furthermore, the following powers correspond specifically to the Board:

I. To make up and if applicable, approve and modify the regulations required for the application of these By-laws and the internal ruling of the Bank, except for those which are under the sphere of competence of the General Meeting as contemplated by law or these Bylaws. Specifically, the Board will be responsible for approving its own Rules of Procedure, which may include, where applicable, the basic rules for its organisation and operation, as well as the rules of conduct of its members. If considered appropriate by the Board, it may also specify rules concerning cessation owing to age, incompatibilities additional to those legally contemplated, the system of obligations of the Board or any other questions considered appropriate.

II. To decide on all proposals to be made for the auctioning of borrowings and collections, and taking charge of companies.

III. To freely agree on the investment of the Bank's own funds in the manner which it considers appropriate.

IV. To agree on the establishment, elimination or transfer of Branches, Agencies, Services, Delegations and Representative Offices of the Bank, both locally and abroad.

V. To agree on the general and particular conditions of discounts, loans, deposits, guarantees to be given and all types of operations, in accordance with current legal ruling.

VI. To decide on the granting of loans and the opening and closing of current credit accounts, as well as the admission and return of every type of guarantee.

VII. To direct the subscription, acquisition, purchase, barter, pledge and sale of public paper, as well as shares, debentures, bonds and warrants.

VIII. To acquire, transfer, give and take in rented form, by any manner permitted by the Law, all types of personal property and real estate.

IX. To construct buildings and premises for the Bank, make declarations of new constructions, grouping and segregation of property and exercise the rights of first refusal and redemption.

X. To constitute, modify, accept and cancel personal and real rights, without limitation, therefore including that of mortgage, as well as to distribute liabilities among the mortgaged property.

XI. To make resolutions, under the conditions indicated by Law, on payments on account of the dividend in respect of earnings effectively obtained and as a result of what was agreed at the time by the general Meeting of shareholders concerning the pricing and the payment of same.

XII. To draw up the annual Accounts, the management report and the proposed application of earnings, and, if applicable, the consolidated accounts and management report, and to propose to the General Meeting the appointment of Auditors.

XIII. To agree on the notice of the ordinary and extraordinary general Meetings of shareholders.

XIV. To fix administrative costs.

XV. To accept the resignations of the Members of the Board, in order to give account of same to the general Meeting of shareholders, as well as the final agreements adopted by same concerning the acceptance of the resignation and the provision, should such be the case, of the vacancy produced, which may be covered temporarily by an appointment made by the Board itself.

XVI. To constitute all types of civil and business corporations.

XVII. To grant participations or options in financial or commercial operations, either already under way or in the future, without limitation of tenor.

XVIII. To appoint and dismiss, without distinction of hierarchy and without any exception whatsoever, all officers and employees of the Bank, establishing their respective competence, powers, duties, salaries and bonuses. Consequently, and under this authority, the Board may appoint one or more General Managers, as well as the General Secretary and Assistant Secretary of the Corporation.

XIX. To appoint those persons whom it commends to appear before Courts of Law in order to make depositions in all civil, labour, and administrative proceedings and those relating to action under administrative law, or before any other type of jurisdiction.

XX. To grant powers of attorney to Lawyers or other persons in order that they may appear on the Bank's behalf before any local or foreign authority, Courts and Tribunals of all types – including those having special jurisdictions of whatever type – corporations of public law, companies and individuals, exercising all actions, exceptions, claims and appeals of every type which may assist the Bank, and representing the latter in any actions, lawsuits or proceedings which concern it, having the authority to waive, settle, accept and receive those amounts which are determined by non-appealed judgement or in execution of same, as well as ratifying all types of written documents, even if it should be necessary to do so personally.

XXI. In order to deal with matters more efficiently and rapidly, it may create an Executive Committee, granting and establishing the powers, obligations and function of same. The Chairman of the Board of Directors must always be one of the members of this Executive Committee and will preside same. The other members of the Committee shall be elected or relieved by the Board of Directors from among its members. Likewise, it may create other Committees of a technical nature, establishing their powers, obligations and functions.

XXII. By means of the regulations indicated in article 35, to delegate to the Executive Committee, if it already exists, or to one or various Managing Directors, all or part of the authorities applicable to it and which, owing to their nature, may be subrogated.

Apart from the aforementioned delegations, the Board of Directors may grant whatever authority or powers it considers appropriate, be they either jointly or jointly and severally, to other Board Members, shareholders, Bank employees, or even to persons outside the Bank, executing the respective public deeds to this effect.

XXIII. To make resolutions with regard to property and rights,as well as submitting to arbitration or to referees any questions or differences affecting the Corporation.

XXIV. To resolve any doubts regarding the interpretation of these By-laws and to remedy any omissions.

The enumeration given in this article is not restrictive, as the powers of the Board of Directors shall include all those which are not specifically reserved by the Law or by virtue of these Bylaws for the general Meeting of shareholders.

Article 37.- The Board of Directors, and, should such be the case, the Executive Committee and the General Management of the Bank, shall receive for carrying out their duties, as a joint participation in the income for each financial year, an amount equivalent to five percent of same, although the Board itself may agree to reduce this percentage in years when it considers such action to be justified. Likewise, it is responsible for distributing among the participants the resulting amount in the manner and quantity to be agreed annually with respect to each one of them.

In order to determine the definite amount of said participation, the percentage decided shall be applied on the results for the financial year.

In any event, in order for this participation of the Board to be extracted, it is necessary for all priorities established by current legislation to have been covered.

Apart from the aforementioned, the members of the Board of Directors and the Executive Committee shall be entitled to receive attendance fees, as well as the appropriate remunerations for carrying out within the Corporation duties other than that of Board Member.

Subject to approval by the General Meeting of Shareholders in the legally established terms, Directors may also be remunerated by the allotment of shares or stock options or by any other remuneration system referenced to share value.

Article 38.- An Executive Committee, consisting of a minimum of five and a maximum of twelve members, all belonging to the Board of Directors, shall exercise the powers delegated to it by the latter, notwithstanding the supervisory and corporate management control functions of the Board. Such Executive Committee may in turn grant the powers of attorney necessary for such purpose.

The Executive Committee shall meet whenever called by its Chairman or the Vice Chairman substituting for the latter and may be attended, in order to be heard, by any person from inside or outside the company called for such purpose by resolution of the Committee itself or its Chairman for the purpose as determined in relation to the matter in question.

The Secretary of the Committee will be the person so designated by the Board of Directors and may or may not be a Director. The Board shall also determine the person who should substitute for the Secretary in the event of absence, illness or inability whilst such preventive circumstances prevail.

The Executive Committee will be considered validly constituted by the attendance (present or represented) of at least half its members. Its resolutions will be adopted by the majority vote of the members attending (present or represented), with the Chairman having the casting vote. The members of the Committee may delegate their representation to another member; however, no member may assume more than two representations in addition to his own.

The resolutions of the Committee will be recorded in a minutes book to be signed on each occasion by the Chairman and the Secretary, or if applicable, by the persons so acting at the meeting in question under the provisions established herein.

Article 39.- An Audit and Compliance Committee shall be established within the Board of Directors. This Audit and Compliance Committee shall consist of a minimum of four and a maximum of seven Board Members appointed by the Board of Directors. The majority of the members of the Audit and Compliance Committee should be non-executive Directors, the latter being understood as those directors who do not hold management responsibilities within the Company or the Group and restrict their activity to the supervisory and Board decision-making functions characteristic of Directors.

The Chairman of the Audit and Compliance Committee shall be elected by the Board of Directors from among the non-executive Board Members referred to in the preceding paragraph, and should be replaced every four years, being eligible for re-election after one year has elapsed since ceasing to hold office. The Audit and Compliance Committee shall also have a Secretary, such office being held by the General Secretary of the Company, who, if not a Board Members, may participate in but not vote at meetings of the Audit and Compliance Committee.

The Audit and Compliance Committee shall have at least the following responsibilities:

I. To report, through its Chairman and/or Secretary, to the General Meeting of Shareholders on matters raised by shareholders included within its sphere of competence.

II. To propose to the Board of Directors, for submission to the General Meeting, the designation of external auditors as referred to in article 204 of the Corporations Act.

III. To supervise the internal auditing services.

IV. To be aware of the financial reporting process and internal control systems.

V. To maintain a relationship with the External Auditors in order to receive information on any questions which could place the independence of the latter at risk and any other questions relating to the implementation of the external audit process, and to maintain with the External Auditors all other communications contemplated in the legislation covering external auditing and technical auditing standards.

The Audit and Compliance Committee shall meet as often as convened by resolution of the Committee itself or its Chairman and at least four times per year. Any member of the Company’s executive team or personnel required to do so shall be obliged to attend meetings of the Committee and to offer it their co-operation and access to the information at their disposal. The External Auditors may also be required to attend such meetings. One of the meetings of this Committee shall necessarily be devoted to assessing the efficiency of and compliance with the rules and procedures of governance of the Company and to preparing the information to be approved by the Board and to be included as part of the annual public documentation.

The Audit and Compliance Committee shall be validly constituted by the attendance (present or represented) of at least half its members, and shall adopt its resolutions by the majority vote of those attending (present or represented). The Chairman shall have the casting vote. Members of the Committee may delegate their representation to another member, but no member may assume more than two such representations in addition to his own. The resolutions of the Audit and Compliance Committee shall be recorded in a minutes book, which shall be signed in each case by the Chairman and the Secretary.

Through its Chairman, the Audit and Compliance Committee shall report to the Board of Directors at least twice per year.

The Audit and Compliance Committee may likewise obtain external advice.

The Board of Directors is competent to implement, increase and complete the regulations concerning the composition, function and sphere of competence of the Audit and Compliance Committee with respect to anything not specified in these Bylaws, respecting what is contemplated herein and by the law.

Heading V

CORPORATE FINANCIAL YEAR AND ANNUAL ACCOUNTS

Article 40.- The company's financial year shall correspond to the natural year, commencing on the first of January and ending on the thirty-first of December.

Within a maximum period of three months from the closing date each financial year, the Board should prepare the annual accounts, which shall include the Balance Sheet, Profit and Loss Account and Annual Report, as well as the management report and proposed application of earnings, and, if applicable, the consolidated accounts and management report.

These documents shall be submitted to the External Auditors for inspection.

Heading VI

EARNINGS & APPLICATION OF SAME

Article 41.- The primary application of the year's earnings is that of covering general expenses, repayments of all types, prudential cleaning-up of doubtful credits, interest, and any other items which involve a reduction of the corporate assets.

Once the applications referred to in the preceding paragraph have been carried out and the deduction made of the required amount for applicable taxes, the remaining amounts make up the earnings for the year, which shall be distributed as follows:

1) The amount needed to supply the Compulsory Reserves with the amount legally required.

2) The amount which the Board considers appropriate to assign to Voluntary Reserves and Pension Funds.

3) After separating the amount which should be carried forward, if the Board considers it advisable, the remaining amount will be divided among the shareholders under the limitations imposed by the Law. With respect to the shares without voting rights, the system of remuneration anticipated for same under the Corporations Act shall apply, and they shall receive a minimum annual dividend of 5 (five) percent of the Capital paid out in respect of each of the aforementioned shares.

Article 42.- The General Meeting shall make resolutions concerning the amount, time and form of payment of the dividends, which shall be distributed among the shareholders in proportion to their paid-up Capital.

The General Meeting and the Board of Directors may make resolutions as to the distribution of amounts of dividends on account, with the limitations of and complying with the requirements established by Law.

Heading VII

DISSOLUTION AND LIQUIDATION OF THE BANK

Article 43.- The corporation shall be dissolved in the circumstances and with the requirements established by the "Ley de Sociedades Anónimas" (Corporations Act) at present in force, as well as other concordant and complementary legal provisions. Once the Corporation has been dissolved and except in the event of merger, total split or any other type of overall assignment of Assets and Liabilities, the rules of liquidation established by the Corporations Law and other applicable ruling shall be observed.

Heading VIII

GENERAL PROVISIONS

Article 44.- The shareholders, as well as the Corporation, renouncing their own privileges, are expressly and categorically subjected to the judicial code of laws of the Bank's place of domicile.

Article 45.- Acts of communication and information, compulsory or voluntary, among the Company, its shareholders and directors, whoever the issuer and addressee may be, can be carried out by electronic and telematic means, except in cases expressly excluded by law and respecting at all times the guarantees of security and the rights of shareholders.

This system shall also be applicable to documentation concerning the calling and holding of meetings, voting and the adoption of resolutions by the corporate bodies, as well as applications for and the granting of representation for General Meetings, whenever legally permitted or admissible, and in particular, for acts requiring presentation in writing, provided that the respective signature meets the conditions necessary for it to have the same legal effectiveness as the hand-written signature.

Article 46.- These By-laws may only be modified at the general Meeting of shareholders under the terms specified by Law and by the By-Laws.

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